                    MUTUAL RELEASE AND SETTLEMENT AGREEMENT


         This MUTUAL RELEASE AND SETTLEMENT AGREEMENT (the "Agreement") is entered into as of the 11th day of March, 1997 (the "Effective Date"), by and between MAFCO CONSOLIDATED GROUP INC., formerly Abex Inc. ("MAFCO") and NEW ABCO HOLDINGS INC. ("Abco" and, together with MAFCO, the "Abex Parties"), on the one hand, and KOLL REAL ESTATE GROUP, INC. ("KREG"), THE HENLEY GROUP, INC. ("Henley III") and NEW HENLEY HOLDINGS INC. ("New Henley Holdings" and, together with KREG and Henley III, the "KREG Parties"), on the other hand.

                                   RECITALS

         This Agreement is made with respect to the following facts:

         1. The Abex Parties and the KREG Parties are currently in discussion over their respective rights, duties and obligations under a number of agreements, including (a) that certain Restated Transfer, Assignment, and Assumption Agreement (the "Assignment and Assumption Agreement") dated as of July 16, 1992, between New Henley Holdings and MAFCO, then known as Abex Inc., and (b) that certain Pension Agreement dated as of July 16, 1992, among KREG, then known as The Bolsa Chica Company, Henley III and MAFCO (the "Pension Agreement").

         2. The discussion involves, among other matters, disputes arising over the following issues:

                  A. New Henley Holdings alleges that MAFCO breached the Assignment and Assumption Agreement in failing to assume all liability and defense costs for past, present and future product liability or completed operations liability in respect of:

                           (i)      any of the businesses conducted by the
passenger rail car operations of Pullman Incorporated ("Pullman"), or any affiliate, company or division thereof, which is or alleged to be the predecessor-in-interest or successor-in-interest to Pullman's passenger rail car operations ("Pullman Claims");

                           (ii)     any of the businesses conducted by the
Pullman Passenger Car Company ("PPC"), or any affiliate, company or division thereof, which is or alleged to be the predecessor- in-interest or the successor-in-interest to any such business including, but not limited to, the claims listed in Exhibit 1 attached hereto (hereafter "PPC Claims"). Mafco denies any such breach.

                  A. MAFCO alleges that it has paid or received invoices for Uninsured Retention Liabilities (as defined in the Assignment and Assumption Agreement) in excess of the Casualty Reserve Limits set forth in Exhibit A to
Schedule II of the Assignment and Assumption Agreement with respect to the Wolverine, TM Leasing-Miami and Bunker Ramo categories (collectively, the "Exceeded Categories"), the amount of such excess being approximately $96,000, $86,400, and $8,000 respectively as of December 31, 1996. MAFCO further alleges that such excess amounts are the responsibility of KREG. KREG denies such liability.

                  B. MAFCO alleges that it has paid or received invoices for amounts due with respect to workers compensation claims relating to Procon International, Inc. ("Procon"), which invoices total approximately $139,000 and $118,500. MAFCO further alleges that such invoices are the responsibility of KREG under the Assignment and Assumption Agreement. KREG denies such liability.

                  C. New Henley Holdings is the owner of record of 100,000 shares of common stock of Winfield Medical, formerly known as Winfield Industries ("Winfield"). The Abex Parties allege that Abco is the beneficial owner of such shares. KREG denies that Abco has any legal or beneficial ownership of such Winfield shares, or that Abco assumed in connection with the 1992 transactions reflected in part in the Assignment and Assumption Agreement any beneficial interest in any other property owned by any of the KREG Parties as of the Effective Date.

                  D. Nichols Engineering and Research Corporation ("Nichols"), an indirect subsidiary of KREG, and/or one or more of the KREG Parties have been named in two environmental clean-up actions: (1) a New Jersey state enforcement action for ground water remediation in Hillsborough, New Jersey, under NJPDES permit No. NJ0074713 ("Belle Mead"), and (2) a civil action entitled Svedala Industries, Inc. v. John Wills, Inc., et al., Superior Court of New Jersey, Docket No. MRS L-3814-93 ("Svedala"). KREG alleges that it has paid approximately $1,185,299 through June 30, 1996 to respond to these two clean-up actions. KREG further alleges that MAFCO assumed liability for the Belle Mead and Svedala claims under the Assignment and Assumption Agreement. MAFCO denies that it has any responsibility for the Belle Mead and Svedala claims.


                  E. KREG alleges that it has incurred approximately $768,831 through June 30, 1996 in defending and settling claims generically described as follows: (1) M.W. Kellogg asbestos litigation; (2) Whiting asbestos litigation; (3) Signal Landmark construction defects litigation; and (4) Heat Research Corporation product liability litigation. KREG further alleges that such sums are the responsibility of MAFCO because they fall within the Henley Properties Inc. category of Uninsured Retention Liabilities (the "Henley Properties Category") set forth in Exhibit A to Schedule II of the Assignment and Assumption Agreement. MAFCO denies that it has at least a portion of this liability.

                  F. The items identified in parts "A" through "F" of this paragraph 2 are collectively referred to as the "Disputes."

         2. MAFCO alleges that it has paid or received invoices as of December 31, 1996, for all but $4,916,571 of the amount it is required to pay with respect to the Henley Properties Category.

         3. The Parties believe that it is in their mutual interest to resolve amicably their differences with respect to the Disputes in order to avoid the uncertainty, expense, inconvenience and burden of protracted litigation, and, subject to the terms and conditions of this Agreement, to resolve any and all claims, causes of action and liabilities, known or unknown, that the Parties ever had, now have or hereafter could, shall or may have against each other arising out of or relating to the Disputes or the Pension Agreement, and to compromise and eliminate the remainder of the Casualty Reserve Limit available as of December 31, 1996 with respect to the Henley Properties
Category.

                                   AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing facts and the terms and conditions set forth in this Agreement, the Parties agree as follows;

         3. Payment. Concurrently with the execution of this Agreement, MAFCO shall pay KREG the sum of $2,250,000 in cash via wire transfer to:

                  Wells Fargo Bank, San Francisco
                  ABA # 121000248
                  WFB Account # 4068-000769
                  For Further Credit to A/C #324-143328
                  Account Name:  Koll Real Estate Group, Inc.
                  Attn:  Rod Ocmond - (415) 396-7179


         4. Casualty Reserve Limits.

                  A. Accounting. MAFCO represents and warrants that it has made all reasonable efforts to prepare in good faith a true, correct and complete accounting of all invoices or claims received as of December 31, 1996 under each category of the Uninsured Retention Liabilities as measured against the Casualty Reserves Limits (as set forth in Exhibit A to Schedule II of the Assignment and Assumption Agreement), a summary of which accounting is attached hereto as Exhibit 2 and that it has not received any further invoices or requests for payment related to the Henley Properties Category or any of the Categories through the Effective Date hereof except as set forth in
Exhibit 2. KREG shall have no liability for any invoices not disclosed in
Exhibit 2, and which the Abex Parties have received or had actual knowledge of prior to the Effective Date.

                  B. Payments Under The Henley Properties Category. MAFCO shall pay, cause to be paid, or deliver to KREG a sufficient amount (in addition to the amount set forth in paragraph 1 above) so that it may pay all invoices and other requests for payment actually received by it on or prior to December 31, 1996 from any person with respect to the Henley Properties Category and the Exceeded Categories. MAFCO shall deliver to KREG a sufficient amount (in addition to the amount set forth in paragraph 1 above) so that it may pay invoices totalling $38,554 received after December 31, 1996 with respect to the defense of certain Kellogg asbestos matters. Other than the obligation set forth in the preceding sentence, none of the Abex Parties shall have any obligation now or in the future with respect to the Henley Properties Category or any liability within the scope of the Henley Properties Category, including without limitation (a) any liability with respect to M.W. Kellogg asbestos litigation, Whiting asbestos litigation, Signal Landmark construction defects litigation or Heat Research Corporation product liability litigation, or (b) any obligation to pay any amount that (i) may have been paid or incurred by KREG or (ii) may be invoiced to MAFCO subsequent to December 31, 1996 with respect to the Henley Properties Category. Promptly after the execution of this Agreement, KREG and MAFCO shall jointly notify in writing, in the form attached hereto as Exhibit 3, (a) the insurers and any other persons or entities who have been identified by MAFCO as having submitted or authorized to submit invoices or requests for payment in respect of the Henley Properties Category, (b) the relevant present and former affected Henley entities with respect to the Henley Properties Category, as identified in Exhibit 3 attached hereto, by MAFCO, that after December 31, 1996, KREG shall be solely responsible for all obligations or liabilities with respect to the Henley Properties Category including, without limitation, all claims identified on Exhibit 3. Except with respect to the payments made or to be made by or on behalf of MAFCO pursuant to this paragraph 2, KREG shall indemnify, defend and hold harmless the Abex Parties, their shareholders, parents, subsidiaries and affiliates and the officers, directors, employees and agents of any of them from and against any and all claims, damage, loss, liability or expense (including without limitation reasonable attorneys' fees and expenses) with respect to any liability within the scope of the Henley Properties Category. Notwithstanding any other provision of this paragraph, MAFCO shall promptly advise KREG of any payment obligation with respect to the Henley Properties Category of which MAFCO is first made aware subsequent to December 31, 1996, and shall promptly forward to KREG a copy of all correspondence and documentation received by MAFCO with respect to such potential obligation.

                  C. Casualty Reserve Limit Status Report. MAFCO shall make available to KREG upon KREG's reasonable request all records and source documents, including all papers and work product, used to prepare the report set forth in Exhibit 2. MAFCO shall furnish quarterly reports to KREG of all Casualty Reserve Limits that are not exhausted as of the Effective Date hereof. MAFCO shall make available to KREG, upon KREG's reasonable request, records and source documents, including all papers and work product, used to prepare said quarterly update reports.

                  D. Exceeded Casualty Reserve Limits. Notwithstanding any provision of the Assignment and Assumption Agreement, MAFCO shall have no recourse against any of the KREG Parties with respect to any invoices or claims received by or on behalf of

MAFCO on or before December 31, 1996, with respect to any of the Uninsured Retention Liabilities in excess of the Casualty Reserve Limits set forth in Exhibit A to Schedule II of the Assignment and Assumption Agreement. As to the Exceeded Categories, as well as any category of Uninsured Retention Liabilities for which MAFCO shall make or cause to be made a payment subsequent to December 31, 1996 that, when added to all previous payments made by or on behalf of MAFCO with respect to such category, shall equal or exceed the Casualty Reserve Limit for such category set forth in Exhibit A to
Schedule II of the Assignment and Assumption Agreement (hereinafter, "Subsequently Capped Category"), MAFCO shall have no further obligation, whether by assumption, indemnity or otherwise, and all such liability and responsibility as to each such category shall return, as of the later of December 31, 1996, and the date of such exceeding payment, to the KREG Parties. Promptly after the execution of this Agreement, and, in the case of any Subsequently Capped Category, after MAFCO shall have notified KREG that its aggregate payments equal or exceed the Casualty Reserve Limit for such Category set forth in Exhibit A to Schedule II of the Assignment and Assumption Agreement, and MAFCO shall have furnished an accounting confirming same which is reasonably acceptable to KREG (for each such category, the "Category Transfer Date"), KREG and MAFCO shall jointly notify in writing, in the form attached hereto as Exhibit 3, (a) the insurers and any other persons or entities who have been identified by MAFCO as having submitted or authorized to submit invoices or requests for payment in respect of any such Subsequently Capped Category and any of the Exceeded Categories, (b) the relevant present and former affected Henley entities with respect to any such category, as identified in Exhibit 3, that after the Category Transfer Date KREG shall be solely responsible for all obligations or liabilities with respect to such category of Uninsured Retention Liabilities, and that any and all rights, claims, causes of action, demands or rights of subrogation or indemnification or third party reimbursement relating to such obligations or liabilities have been assigned to the KREG Parties.

                  E. Non-Allocated Costs. For purposes of allocating to the various categories of Uninsured Retention Liabilities all third-party costs associated with the administration of Uninsured Retention Liabilities that are not readily identifiable to any single claim, including without limitation all costs of computer hardware and software that track claims generally, such allocation has been and will be performed based on the weighted average of each category of Uninsured Retention Liability as reflected by the Casualty Reserve Limits set forth in Exhibit A to Schedule II of the Assignment and Assumption Agreement; provided, however, that only those categories of Uninsured Retention Liability administered by MAFCO pursuant to the Assignment and Assumption Agreement, as amended by this

Agreement, or pursuant to any other understanding of the Parties, during the period reflected in such third-party billings shall be considered as part of such allocation. KREG has the right in its sole and absolute discretion to terminate utilizing MAFCO's claims management system, including but not limited to J&H Stars, on 30 days written notice. In such event, KREG would only be obligated to pay MAFCO through the date of termination.

                  F. AIG Billing Allocation. Notwithstanding any other provision of this Agreement, with respect to the AIG Risk Management, Inc. Financial Account Update ("Account Update") with respect to the Henley Group insurance program for policy years 4/1/86-87 through 4/1/92-93 forwarded to MAFCO by Marsh & McLennan, Inc. under cover of letter dated February 28, 1997, it is agreed that, as between MAFCO, on the one hand, and the KREG Parties, on the other hand, any amount ultimately determined by both Parties to be payable to AIG in connection with any single policy year shall be allocated to each Responsible Party in the same proportion as the ratio of the total value of the incurred losses, as of the applicable valuation date for such policy year, that are the responsibility of such Responsible Party to the total value of all incurred losses under the Henley Group insurance program for such policy year, as of that same valuation date. Any credit due in any single policy year shall be reimbursed using the same procedure. (For purposes of this subparagraph 2.F., the term "Responsible Party" shall mean each of those companies that are currently responsible for paying or reimbursing costs associated with any of the Henley Group insurance policies that are the subject of the Account Update. These companies include but are not limited to MAFCO, KREG, Fisher Scientific International Inc., General Chemical Corporation and Wheelabrator Technologies Inc.

         2.  Assignment of Insurance Claims, Rights and Information.

                  A. The Abex Parties shall reasonably cooperate and make available to the KREG Parties any and all insurance policies and related insurance files or information owned or maintained by the Abex Parties under the Casualty Reserve Program to which Part II of Schedule II of the Assignment and Assumption Agreement relates.

                  B. For any claim relating to the Henley Properties Category, the Exceeded Categories or any Subsequently Capped Category, the Abex Parties hereby assign, as of the Effective Date, the Effective Date and the Category Transfer Date, respectively, to the KREG Parties any and all rights, claims, causes of action, demands, or rights of subrogation or indemnification or third party reimbursement. As of such dates, the KREG Parties assume any and all obligations relating to such claims under the corresponding insurance policies, including without limitation loss fund deposits, collateralization, administrative fees, and assessments. To the extent any portion of such beneficial interest is not assignable, the Abex Parties shall permit the KREG Parties, in their sole discretion, to pursue, in any or all of their names as appropriate, any such claim. The Abex Parties shall pay to the KREG Parties an amount equal to any amount actually received by such person within ten (10) days of such receipt.

         3. Pullman Pension Plan.

                  A. MAFCO and KREG shall cause MAFCO to assume sponsorship of the Pullman Inc. Non-Contributory Pension Plan (the "Plan") as of such date as may be prescribed by the Pension Benefit Guaranty Corporation ("PBGC") or any earlier date agreed to by MAFCO, but in all events, no later than March 31, 1997, MAFCO shall use its best efforts to cause the PBGC to issue a written release of KREG, MAFCO, and their respective affiliates of any obligation created prior to MAFCO's assumption of Plan sponsorship, including without limitation a release of any obligation of the KREG Parties pursuant to that certain letter agreement between Henley III and PBGC dated July 15, 1992.

                  B. KREG represents and warrants that (i) it is and has been continuously since July 17, 1992 sponsor of the Plan; (ii) through and including the Effective Date, (a) the Plan has obtained a favorable determination letter dated June 13, 1995 as to its qualified status under
Section 401(a) of the Internal Revenue Code (the "Code") from the Internal Revenue Service (the "IRS"), a copy of which has been provided to MAFCO; (b) since July 17, 1992, the Plan has been operated and administered in accordance with its terms and all applicable law, including without limitation the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (c) since July 17, 1992, there has been no non-exempt, "prohibited transaction" (within the meaning of the Code and ERISA) with respect to the Plan; (d) other than the PBGC matter set forth in this paragraph 4, there has not been commenced or overtly threatened since July 17, 1992, and there has never been pending at any time since July 17, 1992, against the Plan or any trustee or fiduciary with respect to the Plan any claim or proceeding relating to the Plan or its operation or administration, other than claims for benefits in the ordinary course; and (e) since July 17, 1992, all reports required to be filed with any governmental agency with respect to the Plan or its operation or administration were prepared in good faith, true and correct as of their filing dates and timely so filed; and (iii) nothing has occurred to the actual knowledge of any officer or director of any of the KREG Parties since the issuance of the most recent IRS favorable determination letter with respect to the Plan that could reasonably be expected to cause the loss of the tax-qualified status of the Plan. KREG shall indemnify, defend and hold harmless the Abex Parties, the parents, subsidiaries, affiliates, shareholders, officers, directors, employees and agents of any of them and all fiduciaries and trustees of any benefit plan sponsored or maintained by any of them from and against any and all claims, damage, loss, liability or expense (including without limitation reasonable attorneys' fees and expenses) arising out of or relating to any breach of any representation or warranty set forth in this subparagraph 4.B.

                  C. Upon the Effective Date, the Abex Parties shall defend, indemnify and hold harmless the KREG Parties and each of their affiliates from and against any and all claims, damage, loss, liability or expense (including without limitation reasonable attorneys' fees and expenses) including without limitation claims by the PBGC and/or any beneficiary of the Plan other than
(i) a claim of breach of fiduciary duty of which any KREG officer or director had actual knowledge with respect to any act or omission, which claim arises prior to the Effective Date, or (ii) a claim for which KREG is providing an indemnity pursuant to subparagraph B of this paragraph 4.

         4. Plan Asset Report. KREG has previously furnished MAFCO with a certificate (the "Certificate") from Mellon Trust certifying the amount of assets in the Plan as of December 31, 1996.

         5. Additional Pullman Assets. KREG believes that Prudential Life Insurance Company ("Prudential") holds approximately $3.0 million or more in assets, and there may be other assets located elsewhere and not currently reported as Plan assets in the Certificate ("Additional Pullman Assets") which may be attributable to the Plan. KREG asserts that it has expended monies pursuing these assets. MAFCO shall use reasonable efforts, and pay any and all costs associated with its efforts, to continue the pursuit and recovery of any and all Additional Pullman Assets for the benefit of the Plan. MAFCO's obligation to expend its efforts as set forth in this paragraph 6 is conditioned upon KREG's cooperation in all material respects in this matter, including the prompt furnishing by KREG of all correspondence and other documentation relating to its efforts through the execution date of this Agreement to obtain Additional Pullman Assets and KREG's making available at its expense any employee or officer with knowledge of such matters not reflected in any correspondence or other documentation. In the event there is recovery of any of the Additional Pullman Assets by the Plan or any successor-in-interest to the Plan, MAFCO shall promptly pay to KREG 25 cents in cash for each $1.00 recovered. In no event shall MAFCO be obligated to pay KREG in excess of $1,000,000 for the recovery of any and all Additional Pullman Assets.

         6. Pullman Claims and PPC Claims. Without conceding the merits of any claim made or contemplated by any third party to this Agreement, upon the Effective Date, as between MAFCO, on the one hand, and the KREG Parties and PPC, on the other hand, MAFCO shall be solely responsible for and shall assume any and all liability for all present, past or future Pullman Claims and PPC

Claims made against any of the KREG Parties and PPC. The allocation of responsibility as between MAFCO, on the one hand, and the KREG Parties and PPC, on the other hand, for the Pullman Claims and PPC Claims shall be further explicated as follows:

                  A. Upon the Effective Date, MAFCO shall assume from KREG the defense of all Pullman Claims and PPC Claims pending on such date against PPC or any of the KREG Parties and those claims described in Exhibit 1 attached hereto. KREG shall cooperate fully in such assumption and defense, including without limitation (i) turning over all papers and files, including without limitation papers and files in the possession of counsel, relating to such Claims, (ii) executing all documents in furtherance of the foregoing, and
(iii) making available its employees and officers at its expense in order to assure a smooth transition to counsel appointed by MAFCO.

                  B. Upon the Effective Date, the Abex Parties shall defend, indemnify and hold harmless the KREG Parties and each of their affiliates from any and all claims, costs, demands, reasonable attorneys' fees, causes of action, settlements, judgments or damages for any past, present or future Pullman Claims and PPC Claims made against any of the KREG Parties or PPC, and those claims attached as Exhibit 1.

                  C. KREG shall notify MAFCO promptly of any Pullman Claims and PPC Claims commenced against PPC or any of the KREG Parties, so that MAFCO may assume the defense of such Claims without prejudice to the defense. KREG shall cooperate fully with MAFCO in such defense, including without limitation the execution of all documents in furtherance of the foregoing.

                  D. Upon the Effective Date, MAFCO shall be solely liable, as between MAFCO, on the one hand, and PPC and the KREG Parties, on the other hand, and the Abex Parties shall defend, indemnify and hold harmless PPC and the KREG Parties against any liability, for any and all claims, costs, demands, reasonable attorneys' fees, causes of action, settlement, judgement, or damages occurring after the Effective Date with respect to any PPC Claim.

                  E. At its option, KREG may participate at its expense with MAFCO in the defense of PPC Claims, but MAFCO shall, in all events, control such defense in all respects. If KREG elects to participate in the defense of the PPC Claims within the terms of this Agreement, such participation shall not in any way relieve the Abex Parties of any of its obligations hereunder.

                  F. Notwithstanding any other provisions of this Agreement, MAFCO shall have no obligation to reimburse PPC, any of the KREG Parties or any officer, director, employee, subsidiary, parent, affiliate or shareholder of any of them for any expense, including without limitation attorneys' fees or expenses, that they may have incurred or been billed with respect to the defense or settlement of PPC Claims, Pullman Claims, or the claims set forth in Exhibit 1 attached hereto through December 31, 1996.

                  G. The KREG Parties shall, and shall cause PPC to, assign to MAFCO any and all claims, interests and rights any of them may have against Wheelabrator Technologies Inc. or any of its subsidiaries, including without limitation, Resco Holdings Inc. (collectively, "WTI") with respect to PPC Claims, Pullman Claims, or the claims set forth in Exhibit 1 attached hereto. In the event of litigation between WTI and MAFCO, or between WTI and KREG, with respect to Pullman Claims or PPC Claims, MAFCO shall defend, indemnify and hold harmless KREG with respect to such litigation if WTI names KREG as a party in such litigation, or if KREG is otherwise joined in any such litigation by any party.

PPC and the KREG Parties shall execute any and all papers necessary to effectuate the intent of this subparagraph.

                  H. Based on KREG's actual knowledge, KREG represents and warrants that the PPC Claims and Pullman Claims pending against the KREG Parties as of the Effective Date are set forth in Exhibit 1 attached to this Agreement. MAFCO shall have no liability for any lawsuits which included PPC Claims or Pullman Claims which were properly served on KREG on or before the Effective Date and not set forth in Exhibit 1 and where a Party has filed with the court a default, request to enter default or similar document in a judicial proceeding. In such event, such claims shall be the responsibility of KREG until the default or request to enter default has been vacated or withdrawn, at which time MAFCO shall assume such claim.

                  I. Upon the Effective Date, the KREG Parties shall, and shall cause PPC to, assign to MAFCO, to the extent permitted by law and by the relevant contracts of insurance, all benefit of any insurance that was purchased to cover risks of the passenger rail car operations of Pullman or any successor to Pullman possessing any liability with respect to such risks, regardless of the source of such beneficial interest (whether, for example, by purchase of insurance, assignment, corporate successorship, indemnity or otherwise). To the extent any portion of such beneficial interest is not assignable, the KREG Parties shall, and shall cause PPC to, permit MAFCO, in its sole discretion, to pursue in any or all of their names as appropriate, any insurance coverage with respect to the Pullman Claims and PPC Claims. The KREG Parties shall pay to MAFCO an amount equal to any amount actually received by such person from any insurer by reason of any insurance claim made with respect to a PPC Claim within ten (10) days of such receipt.

         7. Rights Against Allied Signal. The KREG Parties hereby assign, and shall cause all of their subsidiaries, including without limitation PPC, to assign to MAFCO any and all rights, interests and claims any of them may have against Allied Signal, Inc. ("Allied Signal") relating to or arising out of the Plan, including without limitation any right, claim or interest arising from (a) the Distribution and Adjustment Agreement dated August 31, 1988, by and between Allied Signal and The Henley Group, Inc. (now known as WTI), and
(b) the Assignment and Assumption Agreement dated as of December 11, 1988 between The Henley Group, Inc. (now known as WTI) and Henley Newco Inc. (now known as KREG).

         8. Winfield.

                  A. The Parties hereby acknowledge and agree that, until the recent sale to Mr. Sickels, (i) Abco was the sole beneficial owner of 25,000 of the 100,000 Winfield shares owned of record by New Henley Holdings, and
(ii) New Henley Holdings was the sole beneficial owner of the other 75,000 Winfield shares.

                  B. In order to maximize the value and liquidity of the Winfield shares, the Parties hereby acknowledge that the KREG
Parties, with the informed written consent of the Abex Parties, have sold the Winfield shares for $19.00 per share and distributed the net proceeds as follows:

                           (i)      $1,425,000 to KREG; and
                           (ii)     $475,000 to MAFCO.

The Parties hereby release any and all claims related to any ownership disputes of the Winfield shares or the proceeds received on sale therefrom.

         10. Nichols and Procon.

                  A. MAFCO shall have no responsibility or liability with respect to (a) any claim arising out of the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release (as that term is defined in Environmental Laws), abatement or remediation of or any response action with respect to any "hazardous substance" (as that term is defined in any current or future statute, regulation or other law (collectively "Environmental Laws") pertaining to the protection of health, safety and the indoor or outdoor environment, including without limitation laws pertaining to the conservation, management or use of natural resources, the protection or use of air, surface water and groundwater, or the management, manufacture, presence, use, generation, transportation, treatment, storage or disposal of any hazardous substance) by or on behalf of Nichols (collectively, the "Nichols Environmental Claims"), including without limitation the Belle Mead and Svedala claims, or (b) any workers compensation claim relating to Procon ("Procon Workers Compensation Claims").

                  B. MAFCO hereby assumes and reaffirms its assumption under the Assignment and Assumption Agreement all liability relating to past, present or future product liability or completed operations liability in respect of the business conducted by Nichols and Procon (collectively, the "Nichols/Procon Product Liability/Completed Operations Liability"), and shall indemnify, defend and hold harmless the KREG Parties, their shareholders, parents, subsidiaries and affiliates and the officers, directors, employees and agents of any of them from and against any and all claims, damage, loss, liability or expense (including without limitation reasonable attorneys' fees and expenses) arising out of or relating to any Nichols/Procon Product Liability/Completed Operations Liability.

                  C. KREG shall cause Nichols to assume and reaffirm its assumption under the Assignment and Assumption Agreement all liability for the Belle Mead and Svedala claims and any and all past, present or future Nichols Environmental Claims, and the KREG Parties shall indemnify, defend and hold harmless the Abex Parties, their shareholders, parents, subsidiaries and affiliates and the officers, directors, employees and agents of any of them from and against any and all claims, damage, loss, liability or expense (including without limitation reasonable attorneys' fees and expenses) arising out of or relating to any Nichols Environmental Claims.

                  D. KREG shall cause Procon to assume and reaffirm its assumption under the Assignment and Assumption Agreement all liability for Procon Workers Compensation Claims, and the KREG Parties shall indemnify, defend and hold harmless the Abex Parties, their shareholders, parents, subsidiaries and affiliates and the officers, directors, employees and agents of any of them from and against any and all claims, damage, loss, liability or expense (including without limitation reasonable attorneys' fees and expenses) arising out of or relating to any Procon Workers Compensation Claims.

                  E. Except for the Procon invoices described in paragraph C of the Recitals above, MAFCO hereby represents and warrants that it has no actual or constructive knowledge of any unpaid invoices with respect to any Procon Workers Compensation Claim through the Effective Date.

                  F. Notwithstanding the foregoing, MAFCO shall not seek reimbursement from the KREG Parties or Procon for the payment of $139,000, and MAFCO shall pay the outstanding invoice of $118,500, both of which relate to Procon Workers Compensation Claims, and neither KREG nor Procon shall have any liability for any amount paid by MAFCO with respect to the Procon Workers Compensation Claims received prior to December 31, 1996.

                  G. Nothing in this paragraph is intended as, or should be considered, an admission or concession that any party to this Agreement or any of their subsidiaries has any liability to any third party.

         10. Releases.

                  A. MAFCO's Special Release of KREG. Except as specifically set forth in this Agreement, the Abex Parties hereby release and forever discharge the KREG Parties and all of their respective agents, employees, representatives, officers, attorneys and shareholders from any and all claims, disputes, demands, debts, liabilities, obligations, claims for indemnification, causes of action, suits and costs (including without limitation reasonable attorneys' fees and expenses), of whatever nature, character or description, whether known or unknown, anticipated or unanticipated, that any of the Abex Parties ever had, now has or hereafter can, shall or may have or claim to have by reason of, arising out of or relating to in any way the Disputes, the Pension Agreement, ownership of the Winfield shares or proceeds thereof, and/or any act, omission, matter or transaction that can be or could have been directly or indirectly alleged, asserted, described or set forth in connection with the matters referred to herein.

                  B. KREG's Special Release of MAFCO. Except as specifically set forth in this Agreement, the KREG Parties hereby release and forever discharge the Abex Parties and all of their respective agents, employees, representatives, officers, attorneys and shareholders from any and all claims, disputes, demands, debts, liabilities, obligations, claims for indemnification, causes of action, suits and costs (including without limitation reasonable attorneys' fees and expenses), of whatever nature, character or description, whether known or unknown, anticipated or unanticipated, that any of the KREG Parties ever had, now has or hereafter can, shall or may have or claim to have by reason of, arising out of or relating to in any way the Disputes, the Pension Agreement, ownership of the Winfield shares or proceeds thereof, and/or any act, omission, matter or transaction that can be or could have been directly or indirectly alleged, asserted, described or set forth in connection with these matters described herein.

                  C. Ownership of Rights, Claims and Stock. The Parties warrant and represent that, except as to such interests as reference is made in this Agreement, they are the only persons or entities that have any interest in any of the matters herein released, and that none of such claims, causes of action, costs or demands, or stock interests or certificates, or any part thereof, or any interest therein, has been pledged, hypothecated, assigned, granted or otherwise transferred in any way to any other person or entity.

                  D. No Effect. No release in this paragraph 11 shall affect or preclude any party's ability to enforce the terms of this Agreement.

         11. No Admission. This Agreement is a compromise and settlement of the Disputes executed in order to avoid any continued uncertainty, expense, inconvenience and burden associated with attempting to resolve the Disputes. After months of extensive arms'-length bargaining between the Parties and their counsel, the Parties believe that this Agreement represents fair consideration and reasonably equivalent value for each party. Neither this Agreement nor the settlement reflected herein is or shall be deemed or construed to be an admission or confession for any purpose or in any respect by any party hereto of any liability whatsoever to any other party hereto, and may not be offered, admitted or received into evidence in any court proceeding for any purpose other than to establish its terms or enforce its provisions. Except for the matters expressly addressed herein, nothing contained in this Agreement shall in any way modify, cancel, extinguish or surrender any other contract obligation to which any or all of the KREG Parties and the Abex Parties are parties, including without limitation the Assignment and Assumption Agreement, the Pension Agreement and any other agreement executed between or among the Parties or their predecessors-in-interest or their current or former affiliates.

         12. Remedies.

                  A. Intention of the Parties. It is the intention of the parties, subject to the rights of the non-breaching party under this paragraph 13, that this Agreement be fully and specifically performed even in the event of a breach, a remedy at law being inadequate. Without limiting the foregoing, the Abex Parties understand, based on their discussions with KREG, that KREG has commenced discussions with certain representatives for KREG senior and junior bondholders regarding a restructuring of its obligations to them, which restructuring may take the form of a case under the United States Bankruptcy Code, 11 U.S.C. ss. 101 et seq., that KREG has informed the representatives of the content of this Agreement, and that such representatives have not objected to the KREG Parties' entry into this Agreement. If the restructuring of any of the KREG Parties' obligations takes the form of a case under the Bankruptcy Code, they will seek the full performance of this Agreement, including without limitation, to the extent such provisions are applicable, the assumption of this Agreement under Section 365 of the Bankruptcy Code. In the Registration Statement that becomes effective with the Securities and Exchange Commission, the KREG Parties shall schedule this Agreement as a contract to be assumed pursuant to the Plan of Reorganization.

                  B. Remedies. The Parties shall, in addition to any rights or remedies for another's breach of this Agreement that are set forth herein, have and may pursue any and all rights, remedies and claims available by statute, at law or in equity for any such breach. Any party's pursuit and enforcement of any one or more rights, remedies or claims shall not be deemed an election or a waiver by such party of any other right, remedy or claim for any breach hereof or otherwise.

                  C. Executory Accord. This Agreement constitutes an executory accord within the meaning of New York General Obligations Law ss. 15-501. In the event that (a) any default or breach by any Party of any obligation under this Agreement shall remain unremedied for more than ten (10) days after notice to the defaulting or breaching Party of such default or breach, or (b) any Party shall commence or have commenced against it any bankruptcy case or insolvency proceeding in which this Agreement is not to be fully and specifically performed, any Party in whose favor such obligations ran or any Party opposite such bankrupt or insolvent Party, as the case may be, may elect in its sole discretion to consider this Agreement null and void and proceed under its rights existing as if this Agreement never occurred.

                  D. Specific Remedies. Without limiting any other rights or remedies of any Party hereto, the Parties having determined each such remedy to be reasonable, hereby acknowledge the following as a remedy for any breach hereof:

                           (1) The non-breaching Party shall have the right to
setoff or recoup the amount that it has paid in performance of this Agreement prior to such breach, as well as the amount of any future, or post-breach payment obligations, against any claims that the breaching Party has against it under the Agreement or otherwise.

                           (2) If KREG breaches this Agreement,
notwithstanding paragraph 4 of this Agreement, KREG shall assume sponsorship of the Plan and/or liability for any claims or obligations in respect of, or arising because of the satisfaction by any means of any underfunding or other liabilities of, the Plan.

         13. Fees and Costs. Each party shall bear its own costs and attorneys' fees incurred with respect to the preparation and negotiation of this Agreement and the settlement herein contained.

         14. Entire Agreement. This Agreement contains the entire understanding and agreement among the Parties with respect to the Disputes, the Pension Agreement, the Henley Properties Category and the matters referred to in this Agreement and supersedes any and all the other agreements, understandings, negotiations or discussions, either oral or in writing, express or implied among the Parties with respect to the Disputes, the Pension Agreement, the Henley Properties Category and such matters. All prior agreements not specifically superseded by this Agreement between or among the Parties, including without limitation the Assignment and Assumption Agreement, remain in full force and effect except as specifically modified by this Agreement.

         15. Binding on Successors and Others. This Agreement and the covenants and conditions contained herein shall be binding upon and inure to the benefit of the Parties and their administrators, executors, conservators, trustees, legal representatives, successors and assigns. Nothing in this Agreement other than any release or indemnity set forth anywhere in this Agreement shall create a benefit in any third party.

         16. Construction. The Parties participated jointly in the preparation of this Agreement. Each Party to this Agreement has had the opportunity to review, comment upon and redraft this Agreement. It is agreed that no rule of construction shall apply against any Party or in favor of any Party. This Agreement shall be construed as if the Parties jointly prepared this Agreement, and any uncertainty and ambiguity shall not be interpreted against any one Party as the draftsman.

         17. Arbitration. Except in the event that any Party commences or has commenced against it any bankruptcy case or insolvency proceeding, in which event this paragraph 18 shall become null and void and of no further force or effect, and notwithstanding any provision of the agreement dated February 3, 1995 by and among MAFCO, WTI and KREG, in the event of any future dispute arising out of this Agreement, said dispute shall be resolved by arbitration conducted in accordance with the following:

                  A. Arbitration may be initiated by any Party by serving a written demand for arbitration on all Parties to the dispute that is the subject matter of the arbitration (together with the initiating party, the "Arbitration Parties"). Said demand shall state with reasonable specificity the issues to be arbitrated.

                  B. The arbitration shall be conducted in either New York or California at the election of the petitioner, or at such other location as the Arbitration Parties may agree, before a single arbitrator who shall be a former federal or state judge. Said arbitrator shall be selected by agreement of the Arbitration Parties with five (5) business days of receipt by the respondent(s) of the demand of arbitration.

                  C. In the event the Arbitration Parties cannot reach agreement on the single arbitrator within the time frame set forth in subparagraph (B) hereof, each side shall, within two (2) business days following the expiration of the period in subparagraph (B) hereof, nominate a former judge, whose sole function shall be to confer with the other former judge for the purpose of selecting another former judge who shall act as the single arbitrator in the dispute. In the event that any of the Arbitration Parties fails to make the nomination required by this subparagraph, the remaining nominee(s) shall select a single, neutral arbitrator. The respective nominees shall be instructed to confer and select an arbitrator within five (5) business days of the final nomination to be announced. Upon selection of the arbitrator, the nominees shall advise the parties of the identity of the arbitrator by written notice transmitted by overnight courier.

                  D. Within thirty (30) days of the date of the written notice of the appointment of the arbitrator, each party shall produce to all other Arbitration Parties all documents in its possession, custody or control relevant to the issues that are the subject of the arbitration as well as the name and address of each individual likely to have relevant information not otherwise available relating to those issues.

                  E. Each side may take up to four (4) depositions, each consisting of no more than six (6) hours of direct examination and two (2) hours of cross-examination. The Arbitration Parties shall cooperate so that said depositions shall be completed no more than sixty (60) days after the date of the written notice of the appointment of the arbitrator. Nothing in this subparagraph shall preclude any party from making an application to the arbitrator to allow additional depositions and/or third-party subpoenas for documents or depositions, provided that any such discovery is completed within the sixty (60) day period provided herein.

                  F. The arbitrator is vested with jurisdiction to order, enforce, modify or limit any discovery obligations contemplated hereunder.


                  G. Except as provided in subparagraphs (D) and (E) hereof, no discovery may be had.

                  H. Each side shall provide to the arbitrator, not later than eighty (80) days after the date of the written notice of his or her appointment, a statement, including all supporting documents or other evidence on which it relies, as to why it believes that the dispute should be resolved in its favor. Such materials and any other materials provided to the arbitrator by any party will simultaneously be provided by such party to all other parties. Within fifteen (15) days after submission of such statements by all sides, the arbitrator shall hold a hearing with respect to the dispute. At such hearing, the arbitrator may, in his or her sole discretion, allow the parties to call and cross-examine witnesses, make any additional arguments or submit any additional materials to support the positions taken in their respective statements. Although the arbitrator is urged to consider the Parties' desire for an expeditious resolution, the arbitrator may order as many days of hearing as he or she deems necessary.


                  I. The arbitrator shall enter an award within fifteen (15) days following the hearing provided for in subparagraph (H) hereof. The award shall include a determination as to which party is the "prevailing party" for the purposes of subsection (K) hereof.

                  J. Nothing in subsections (D) through (I) hereof shall preclude any party from making an application to the arbitrator, for good cause, to expedite the proceedings, nor restrict the arbitrator from granting such an application.

                  K. In addition to such other relief as the arbitrator may award, the arbitrator shall be vested with jurisdiction to and may award to the prevailing party its reasonable attorneys' fees and expenses, and all other costs associated with the arbitration.

         18. Survival of Representations. All representations and warranties set forth in this Agreement shall survive the execution of this Agreement and shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any party.

         19. Choice of Law. The validity, construction and enforceability of this Agreement and any dispute arising therefrom shall be governed by Delaware law applicable to agreements made and to be performed in Delaware by its citizens. The Parties agree that California Civil Code Section 1542 has no applicability to this Agreement.

         20. No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties hereto and their respective subsidiaries, successors and assigns, and nothing herein is intended or shall be deemed to confer any rights or remedies, whether express or implied, under or by reason of this Agreement, on any other person, whether as a third party beneficiary or otherwise, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third party to any party to this Agreement.

         21. Modification and Waiver. This Agreement may not be modified by any of the Parties by oral representation made before or after the execution of this Agreement. All modifications must be in writing and signed by each of the Parties affected. No waiver of any right pursuant to this Agreement or of any breach thereof shall be effective unless in writing and signed by the party waiving such right or breach. No waiver of any right or of any breach shall constitute a waiver of any other or similar right or breach, and no failure to enforce any right under this Agreement shall preclude or affect the later enforcement of such right.

         22. Cooperation and Further Documents. The Parties shall cooperate fully, and execute and deliver all documents and perform all further acts that may reasonably be necessary, to effectuate the provisions of this Agreement.

         23. Counterparts. This Agreement may be executed in multiple counterpart facsimile signature pages, each of which shall be deemed an original, and all of which taken together shall constitute one agreement and shall be immediately binding and enforceable upon execution as of the Effective Date.

         24. Effective Date. This Agreement shall be effective as March 11,
1997.

         25. Notice. Any notices under this Agreement shall be personally served and/or mailed and/or transmitted via facsimile to the Parties as follows:

                  If to any of the Abex Parties:

                  General Counsel
                  Mafco Consolidated Group, Inc.
                  35 East 62nd Street
                  New York, NY 10021
                  Telephone:                (212) 572-5170
                  Facsimile:                (212) 572-5056


                  If to any of the KREG Parties:

                  Raymond J. Pacini
                  Koll Real Estate Group, Inc.
                  4343 Von Karman Avenue
                  Newport Beach, CA 92660
                  Telephone:                (714) 833-3030
                  Facsimile:                (714) 261-6550

         1. Advice of Counsel. The Parties acknowledge that they have been represented by counsel of their own choice in the negotiations leading to their execution of this Agreement, and that they have read this Agreement and have had it fully explained to them by their counsel.

         2. Headings. The headings in this Agreement are for the convenience of the reader only and may not be used to construe or interpret any provision of this Agreement.

         3. Authorization. The individuals executing this Agreement represent that they are authorized to do so by their respective Parties.

DATED:            March 11, 1997            MAFCO CONSOLIDATED GROUP INC.



                                            By:   /s/ Joram C. Salig
                                               -------------------------
                                               Its:         V.P.


DATED:            March 11, 1997            NEW ABCO HOLDINGS, INC.



                                            By:   /s/ Joram C. Salig
                                               -------------------------
                                               Its:         V.P.


DATED:            March 11, 1997            KOLL REAL ESTATE GROUP, INC.



                                            By:   /s/ Raymond J. Pacini
                                               -------------------------
                                               Raymond J. Pacini
                                               Its Chief Financial Officer


DATED:            March 11, 1997            THE HENLEY GROUP, INC.



                                            By:   /s/ Sandra G. Sciutto
                                               -------------------------
                                               Sandra Sciutto
                                               Its Senior Vice President and
                                               Controller



DATED:            March 11, 1997            NEW HENLEY HOLDINGS, INC.



                                            By:  /s/ Sandra G. Sciutto
                                               -------------------------
                                               Sandra Sciutto
                                               Its Senior Vice President and
                                               Controller

APPROVED AS TO FORM AND CONTENT:


DATED:            March 11, 1997



                                            By:  /s/ Steven Fasman
                                               -------------------------
                                               Steven L. Fasman, Esq.
                                               Attorney for MAFCO
                                               CONSOLIDATED GROUP, INC. and
                                               NEW ABCO HOLDINGS, INC.


DATED:            March 11, 1997            McDERMOTT, WILL & EMERY



                                            By:  /s/ Joseph E. Thomas
                                               -------------------------
                                               Joseph E. Thomas, Esq.
                                               Attorney for KOLL REAL ESTATE
                                               GROUP, INC., THE HENLEY GROUP,
                                               INC., and NEW HENLEY HOLDINGS,
                                               INC.

                               INDEX OF EXHIBITS

Exhibit 1                  PPC Claims

Exhibit 2                  Accounting

Exhibit 3                  Form of Notice, Distribution List, List of
                           Affected Companies